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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                 CONTACT:  Ronnie Welch or
                                                                Kelly Cinelli
                                                                CWR & Partners
                                                                508/222-4802

                       ADVR SECURES $12 MILLION FINANCING

YONKERS, NY, FEBRUARY 4, 2004 -- Advanced Viral Research Corp. (OTC Bulletin
Board: ADVR) today announced that it entered into an agreement with James Dicke II and his son James Dicke III whereby ADVR shall sell to the two purchasers an aggregate of (i) 120,000,000 shares of its Common Stock; and (ii) warrants to purchase 15,000,000 shares of its Common Stock at a purchase price of $0.20 per share, for an aggregate purchase price of $12 million. The funding shall take place in four equal stages of $3 million each, once every 90 days with the first $3 million funding to occur February 5, 2004. Mr. Dicke is the Chairman and CEO of Crown Equipment Corporation and a former member of the Board of Directors of Advanced Viral.

Advanced Viral shall use the proceeds from the funding to fund clinical trials of its drug AVR 118. ADVR has completed a Phase I clinical trial in the U.S. to evaluate the safety of the topical application of AVR118 in healthy volunteers. There were no local adverse reactions to the application of AVR118 to the skin of these subjects. The recent funding will allow ADVR to plan a Phase II trial for the topical use of AVR118.

"I am pleased that with this funding, we can pursue our clinical trials in both Israel and the United States," said Eli Wilner, Chairman of the Board of ADVR.

ADVR's AVR118 represents a biopolymer chemistry that possesses novel immunomodulator activity. This peptide-nucleic acid, which to date has shown no indication of human toxicity, appears to stimulate the proinflammatory responses required to combat viral infections such as AIDS and human papillomavirus (HPV) and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. AVR118 is in clinical trials in Israel for the treatment of cachexia (body wasting) in patients with AIDS.

For further information regarding Advanced Viral Research Corp., please visit our website at www.adviral.com. Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients' lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 (Product R) is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company or that if completed, clinical trials performed outside the United States will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.